Exhibit 99.1

At the Company Donna Kush Managing Director, Corporate Communications (402) 827-8931 dkush@ameritrade.com	Dave Pleiss Director, Investor Relations (402) 597-5658 dpleiss@ameritrade.com
PETE RICKETTS ANNOUNCES PLANS TO LEAVE AMERITRADE TO
EXPLORE OPPORTUNITIES IN PUBLIC SERVICE
Omaha, Neb., August 4, 2005 – Ameritrade Holding Corporation (NASDAQ: AMTD) Chief Operating Officer Pete Ricketts today announced that he plans to leave the Company to explore an opportunity in public service. The change is effective August 26, 2005. Ricketts will continue to serve as Vice-Chairman and a member of Ameritrade’s Board of Directors.
“I have a tremendous amount of respect for Pete and what he has helped Ameritrade achieve. His leadership has been a critical factor in our success,” said Joe Moglia, chief executive officer. “It’s not every day we have the option and ability to pursue a life-long dream. On behalf of the management team and all associates, I congratulate him for making this decision and wish him the best.”
“This is a bittersweet moment for me. Pete witnessed the beginning of Ameritrade in his early years and chose to return and be part of our expansion. While I am sad to see him leave, his mother and I are thrilled and proud to see Pete consider following his passion for public service,” said Joe Ricketts, chairman and founder.
“This has been one of the most important decisions of my life because of my personal and professional ties to Ameritrade. The Company is embarking on one of the most exciting periods of its growth, so I leave with great appreciation for the people and optimism for the future of Ameritrade. It is because of our accomplishments that I am motivated to evaluate how I might leverage my corporate world experience for public service,” said Pete Ricketts.
As Chief Operating Officer, Pete Ricketts was responsible for Ameritrade’s retail client business as well as clearing and marketing operations. As a result of today’s announcement, there will be some reorganization and other changes regarding reporting functions.
The Company may also need to make other adjustments related to integration planning in connection with the proposed acquisition of TD Waterhouse U.S.A., but those decisions will be made later.
Since joining Ameritrade in 1993, Ricketts has held various leadership roles within the Company. This includes his previous positions of President, Private Client Division and President, Ameritrade, Inc., where he oversaw the Company’s retail client business. Prior to that, he served as senior vice president of strategy and business development, where he directed the planning of strategic initiatives such as business partnerships, strategic product development, international expansion and public relations.

As senior vice president of marketing, Ricketts directed customer acquisition and retention and led the successful $200 million marketing campaign, “Believe in Yourself.” He also held the position of senior vice president of product development for Ameritrade, Inc., overseeing all product and feature development activities. Earlier, he served as president of Accutrade, Inc., a subsidiary of Ameritrade Holding Corporation and one of the first brokerage firms to offer automated order entry over touch-tone telephones.
Ricketts came to Ameritrade with experience in environmental and economic consulting and rail transportation. He holds an M.B.A. in marketing and finance from the University of Chicago, where he also earned his bachelor’s degree.
About Ameritrade Holding Corporation
For 30 years, Ameritrade Holding Corporation has provided investment services to self-directed individuals through its brokerage subsidiaries. Ameritrade develops and provides innovative products and services tailored to meet the varying investing and portfolio management needs of individual investors and institutional distribution partners. A brokerage industry leader, Ameritrade, Inc.,(1) a subsidiary of Ameritrade Holding Corporation, recently received a four-star rating in the 2005 Barron’s Review of Online Brokers for its Apex active trader program. For more information, please visit www.amtd.com.
Additional Information and Where to Find It
In connection with the proposed transaction, Ameritrade will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF AMERITRADE ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations at www.amtd.com, or by mail at Ameritrade Investor Relations, 4211 S. 102 Street, Omaha, NE 68127, or by Telephone: 800-237-8692. In addition, documents filed with the SEC by Ameritrade are available free of charge at the SEC’s web site at www.sec.gov.
Ameritrade Holding Corporation, TD Bank Financial Group, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Ameritrade in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the proposed transaction will be included in the proxy statement of Ameritrade described above. Information regarding Ameritrade’s directors and executive officers is also available in its proxy statement for its 2005 Annual Meeting of Stockholders, which was filed with the SEC on January 24, 2005. This document is available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at Ameritrade as described above. Information regarding TD Bank Financial Group’s directors and executive officers is available in its Annual Report on Form 40-F for the year ended October 31, 2004, which was filed with the SEC on December 13, 2004, and in its notice of annual meeting and proxy circular for its 2005 annual meeting, which was filed with the SEC on February 17, 2005. These documents are available free of charge at the SEC’s web site at www.sec.gov and by directing a request to The Toronto-Dominion Bank , c/o TD Bank Financial Group, 66 Wellington Street West, Toronto, ON M5K 1A2, Attention: Investor Relations (416) 308-9030.

[1]	Ameritrade, Inc., member NASD/SIPC